UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                        Three Months Ended
                                                           September 30,
                                                         2000        1999
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income                                            $17,239    $51,669

 Average Shares of Common Stock Outstanding             32,423     32,332
                                                      ---------   --------

Basic Earnings Per Share                               $  0.53    $  1.60
                                                      =========   ========


DILUTED EARNINGS PER SHARE:

 Net Income                                            $17,239    $51,669

 Average Shares of Common Stock Outstanding             32,423     32,332
 Effect of Dilutive Securities:
  Warrants                                                   -          -
  Options and Stock Issuable under Employee Benefit
   Plans                                                   467        341
                                                      ---------   --------
 Total Shares                                           32,890     32,673
                                                      ---------   --------
Diluted Earnings Per Share                             $  0.52    $  1.58
                                                      =========   ========

     4.6 million of the 6.1 million warrants outstanding are exercisable into TEP common stock. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.



UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                         Nine Months Ended
                                                           September 30,
                                                         2000        1999
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income                                            $28,140     $49,849

 Average Shares of Common Stock Outstanding             32,397      32,309
                                                      ---------    --------

Basic Earnings Per Share                               $  0.87     $  1.54
                                                      =========    ========


DILUTED EARNINGS PER SHARE:

 Net Income                                            $28,140     $49,849

 Average Shares of Common Stock Outstanding             32,397      32,309
 Effect of Dilutive Securities:
  Warrants                                                   -           -
  Options and Stock Issuable Under Employee Benefit
   Plans                                                   436         225
                                                      ---------    --------
 Total Shares                                           32,833      32,534
                                                      ---------    --------

Diluted Earnings Per Share                             $  0.86     $  1.53
                                                      =========    ========

     4.6 million of the 6.1 million warrants outstanding are exercisable into TEP common stock. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.